QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on July 6, 2005

Registration No. 333-125787

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CELLEGY PHARMACEUTICALS, INC.
(Exact name of the Registrant as specified in its charter)

Delaware	82-0429727
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

1000 MARINA BOULEVARD, SUITE 300
BRISBANE, CALIFORNIA 94005
(650) 616-2200
(Address and telephone number of the Registrant's principal executive offices)

RICHARD C. WILLIAMS
INTERIM CHIEF EXECUTIVE OFFICER
CELLEGY PHARMACEUTICALS, INC.
1000 MARINA BOULEVARD, SUITE 300
BRISBANE, CA 94005
(650) 616-2200
(Name, address and telephone number of the Registrant's agent for service)

Copies to:

C. KEVIN KELSO, ESQ.
WEINTRAUB GENSHLEA CHEDIAK SPROUL
400 CAPITOL MALL, 11TH FLOOR
SACRAMENTO, CA 95814
(916) 558-6000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	3,621,819	$1.95(2)	$7,062,547	$832

Common Stock issuable upon exercise of warrants	1,428,724	$2.375(3)	$3,393,220	$400

Total	5,050,543			$1,232(4)

(1)
Pursuant to Rule 416(a), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales prices of the Common Stock on the Nasdaq National Market on June 3, 2005.

(3)
Based on the average exercise price of the warrants.

(4)
Previously paid with the filing of this registration statement.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated July 6, 2005
Cellegy Pharmaceuticals, Inc.
5,050,543 shares of common stock

        Our common stock is listed on the Nasdaq Stock Market under the symbol "CLGY." On July 5, 2005, the last reported sale price of the common stock on the Nasdaq Stock Market was $1.52 per share.

        This prospectus relates to the disposition of up to 5,050,543 shares of Cellegy common stock or interests therein by the stockholders named in this prospectus under the heading "Selling Stockholders". We will not receive any of the proceeds from the disposition of the shares covered hereby or interests therein, although we will receive the proceeds from the cash exercise of warrants to acquire certain of these shares.

        This investment involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

TABLE OF CONTENTS

Special Note regarding Forward-Looking Statements	2
The Company	3
Risk Factors	5
Use of Proceeds	18
Selling Stockholders	18
Plan of Distribution	23
Where You can Find More Information	24
Documents Incorporated by Reference	25
Legal Matters	26
Experts	26

        Unless the context otherwise requires, the terms "we," "our," "us" and "Cellegy" refer to Cellegy Pharmaceuticals, Inc., a Delaware corporation and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "estimate," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. These forward-looking statements are not guarantees of future performance and concern matters that involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are also set forth in the section entitled "Factors Affecting Future Results" that appears in our Annual Report on Form 10-K for the year ended December 31, 2004, in Quarterly Reports on Form 10-Q (and any amendments thereto) and other documents that we subsequently file with the Commission, and in the section entitled "Risk Factors" in any supplements to this prospectus that we may file. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

THE COMPANY

        Cellegy Pharmaceuticals is a development stage specialty biopharmaceutical company that is primarily engaged in the development and commercialization of prescription drugs targeting women's health care, including reduction in transmission of HIV and female sexual dysfunction, and gastrointestinal conditions using proprietary topical formulations and nitric oxide, or NO, donor technologies. In October 2004, Cellegy completed the acquisition of Biosyn, Inc., a privately held Pennsylvania based biopharmaceutical company, with a late-stage product candidate, Savvy® (C31G vaginal gel), a contraceptive microbicide gel designed to reduce HIV/AIDS transmission in women. Savvy is currently undergoing three Phase 3 clinical trials in Africa and the United States.

        Cellegy is developing two transdermal gel testosterone products, Fortigel™ (testosterone gel) and Tostrelle® (testosterone gel). Fortigel, a replacement therapy for male hypogonadism, was the subject of a Not Approvable letter by the U.S. Food and Drug Administration, or FDA, in July 2003. Cellegy has had extensive discussions with the FDA regarding additional Phase 3 trial work required for approval of the product. Tostrex® (testosterone gel), which is the brand name for Fortigel in Europe, was approved by the Medical Products Agency (MPA) in Sweden for the treatment of male hypogonadism in December 2004. Approvals by the other member states of the European Union will be sought by our marketing partner, ProStrakan Group Limited, through the Mutual Recognition Procedure.

        Tostrelle is for the treatment of female sexual dysfunction in postmenopausal women. In September 2004, we announced results of a second interim analysis of a Phase 2 study using Tostrelle for the treatment of female sexual dysfunction, which showed a 65% increase in sexual activity in women with hypoactive sexual desire disorder (HSDD), a 30% increase over placebo. We plan to seek a corporate partner during 2005 to assist in the development of Tostrelle, subject to agreement with the FDA on an acceptable clinical trial protocol. There are, however, no assurances regarding the timing and outcome of discussions with potential corporate partners for Tostrelle or the FDA discussions regarding our testosterone products.

        Cellegy is also developing Cellegesic™ (nitroglycerin ointment) for the treatment of anal fissures and hemorrhoids. In January 2004, we announced results of preliminary analysis of our third Phase 3 clinical trial for Cellegesic. The trial showed a reduction in anal fissure pain, compared with a placebo control, during the first three weeks of the trial, the primary efficacy endpoint of the study. We submitted a New Drug Application, or NDA, to the FDA in June 2004. The FDA issued a Not Approvable letter for Cellegesic in December 2004. As a result, Cellegesic cannot be marketed in the United States unless and until the FDA at some future date grants marketing approval for the product. As part of an ongoing dialogue with the FDA following receipt of the Not Approvable letter, we submitted a written response in April 2005 containing new analyses of data from our three Phase 3 trials. In May 2005, Cellegy received a letter from the FDA indicating that the FDA is reviewing our recently submitted amended New Drug Application for Cellegesic and that the target date for a response by the agency was June 15, 2005, although the agency has not responded as of the date of this prospectus. The FDA's most recent letter indicated that under the Agency's procedural rules, our resubmission is being accepted by the Agency as a "complete Class 1" response to the Agency's Not Approvable letter. A "Class 1 resubmission" is a resubmission that includes a minor re-analysis of data previously submitted to the application. The U.K. Medicines and Healthcare Products Regulatory Agency approved Cellegesic, branded Rectogesic in Europe, for sale in the United Kingdom in August 2004. In conjunction with our marketing partner ProStrakan Group Limited, we will seek approvals of Cellegesic by other member states of the European Union through the Mutual Recognition Procedure.

        We also intend to develop Cellegesic for the treatment of a painful condition called dyspareunia, which prevents or inhibits sexual intercourse in more than five million women in the United States.

Other early-stage NO donor product candidates in our pipeline address a number of conditions, including prostate cancer, Raynaud's Disease and Restless Legs Syndrome.

        Biosyn is developing a portfolio of proprietary products known as microbicides. Biosyn's product candidates, which include both contraceptive and non-contraceptive microbicides, are used intravaginally to reduce transmission of sexually transmitted diseases, or STDs, including HIV/AIDS. Biosyn's products include Savvy, which is currently undergoing Phase 3 clinical trials in Africa and the United States; UC-781 vaginal gel, in Phase 1 trials; and Cyanovirin-N, in pre-clinical development.

        We were originally incorporated in California in 1989 and reincorporated in Delaware in September 2004. Our principal offices are located at 1000 Marina Boulevard, Suite 300, Brisbane, CA 94005, our telephone number is (650) 616-2200 and our internet address is www.cellegy.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.

RISK FACTORS

        Please carefully consider the specific factors set forth below as well as the other information contained in, or incorporated by reference into, this prospectus before purchasing shares of our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements.

Risks Relating to Our Business

We are subject to regulation by regulatory authorities including the FDA, which could delay or prevent marketing of our products. Unexpected regulatory outcomes could adversely affect our business and stock price.

        Cellegy's prescription product candidates, and our ongoing research and clinical activities such as those relating to our product candidates Savvy, Cellegesic, Fortigel and Tostrelle, are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. Before we obtain regulatory approval for the commercial sale of our potential drug products, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and efficacious for use in the clinical indication for which approval is sought. The timing of NDA submissions, the outcome of reviews by the FDA and the initiation and completion of other clinical trials are subject to uncertainty, change and unforeseen delays. Under the Prescription Drug User Fee Act, or PDUFA, the FDA establishes a target date to complete its review of an NDA. Although the FDA attempts to respond by the relevant PDUFA date to companies that file NDAs, there is no obligation on the FDA's part to do so. In addition, extensive current pre-clinical and clinical testing requirements and the current regulatory approval process of the FDA in the United States and of certain foreign regulatory authorities, or new government regulations, could prevent or delay regulatory approval of Cellegy's products.

        The process of developing and obtaining approval for a new pharmaceutical product within this regulatory framework requires a number of years and substantial expenditures. There can be no assurance that necessary approvals will be obtained on a timely basis, if at all. Delays in obtaining regulatory approvals could delay receipt of revenues from product sales, increase our expenditures relating to obtaining approvals, jeopardize corporate partnership arrangements that we might enter into with third parties regarding particular products, or cause a decline in our stock price. If we fail to comply with applicable regulatory requirements, we could be subject to a wide variety of serious administrative or judicially imposed sanctions and penalties, any of which could result in significant financial penalties that could reduce our available cash, delay introduction of products resulting in deferral or elimination of revenues from product sales, and could result in a decline in our stock price.

        One or more of our ongoing or planned clinical trials could be delayed, or the FDA could issue a Not Approvable letter with respect to our current or future product candidates, as it did with our Fortigel NDA in July 2003 and our Cellegesic NDA in December 2004. Such actions could result in further clinical trials or necessitate other time consuming or costly actions to satisfy regulatory requirements. For example, in January 2004, Cellegy reported positive results from its confirmatory Phase 3 study using Cellegesic for the treatment of chronic anal fissure pain, and we submitted an NDA to the FDA in June 2004. In December 2004, the FDA concluded that the trial data did not satisfy the standards specified in the SPA and did not grant marketing approval for Cellegesic. In April 2005, Cellegy submitted a written response containing new analyses of data from its three Cellegesic product Phase 3 trials. On May 5, 2005, Cellegy received a letter from the FDA indicating that the FDA is reviewing Cellegy's amended NDA for the Cellegesic product. There is no assurance regarding the outcome of the FDA's review.

        Similarly, although there is still no definitive agreement with the FDA regarding requirements for approval of Fortigel, the FDA will require an additional Phase 3 clinical trial. The FDA may also decide to have an Advisory Panel review the submission of our product candidates with an uncertain outcome of such panel's recommendation, or take other actions having the effect of delaying or preventing commercial introduction of our products. The FDA or other regulatory agencies could impose requirements on future trials that could delay the regulatory approval process for our products. Similarly, there are risks and uncertainties associated with our female clinical trial programs for Tostrelle and Savvy in that sufficient resources for clinical development of these product candidates may not be available or one or both drugs may not prove to be safe and effective by standards established by worldwide regulatory authorities. There can be no assurance that the FDA, or other regulatory agencies, will find any of our trial data or other sections of our regulatory submissions sufficient to approve any of our product candidates for marketing in the United States or in other overseas markets.

        Sales of Cellegy's products outside the United States are subject to different regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay introduction of Cellegy's products in those countries. Cellegy may not be able to obtain marketing approval for one or more of its products in any countries in addition to those countries where approvals have already been obtained.

Our clinical trial results are very difficult to predict in advance, and the clinical trial process is subject to delays. Failure of one or more clinical trials or delays in trial completion could adversely affect our business and our stock price.

        Results of pre-clinical studies and early clinical trials may not be good predictors of results that will be obtained in later-stage clinical trials. We cannot provide any assurances that Cellegy's present or future clinical trials will demonstrate the results required to continue advanced trial development and allow us to seek marketing approval for these or our other product candidates. Because of the independent and blind nature of certain human clinical testing, there will be extended periods during the testing process when we will have only limited, or no, access to information about the status or results of the tests. Cellegy and other pharmaceutical companies have believed that their products performed satisfactorily in early tests, only to find their performance in later tests, including Phase 3 clinical trials, to be inadequate or unsatisfactory, or that FDA Advisory Committees have declined to recommend approval of the drugs, or that the FDA itself refused approval, with the result that stock prices have fallen precipitously.

        Clinical trials can be extremely costly. Certain costs relating to the Phase 3 trials for the Savvy product for contraception and reduction in the transmission of HIV/AIDS in women, and other clinical and preclinical development costs for the Biosyn pipeline products acquired by Cellegy, are funded directly by certain grant and contract commitments from several governmental and non-governmental organizations, or NGOs. Nevertheless, these Phase 3 trials and Cellegy's other planned clinical trials could require Cellegy to provide trial funding of approximately $4.0 million in 2005 and additional amounts in future years. There can be no assurance that funding from governmental agencies and NGOs will continue to be available at previous levels or at all, and any other Phase 3 trials that Cellegy may commence in the future relating to its products could involve the expenditure of several million dollars through the completion of the clinical trials. In addition, delays in the clinical trial process can be extremely costly in terms of lost sales opportunities and increased clinical trial costs. The speed with which we complete our clinical trials and our regulatory submissions, including NDAs, will depend on several factors, including the following:

  •
  the rate of patient enrollment, which is affected by the size of the patient population, the proximity of patients to clinical sites, the difficulty of the entry criteria for the study and the nature of the protocol;

  •
  the timely completion of clinical site protocol approval and obtaining informed consent from subjects;

  •
  analysis of data obtained from preclinical and clinical activities;

  •
  changes in policies or staff personnel at regulatory agencies during the lengthy drug application review; and

  •
  the availability of experienced staff to conduct and monitor clinical studies, internally or through contract research organizations.

Adverse events in our clinical trials may force us to stop development of our product candidates or prevent regulatory approval of our product candidates, which could materially harm our business.

        Patients participating in the clinical trials of our product candidates may experience serious adverse health events. A serious adverse health event includes death, a life-threatening condition, hospitalization, disability, congenital anomaly, or a condition requiring intervention to prevent permanent impairment or damage. The occurrence of any of these events could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA, or other regulatory authorities, denying approval of our product candidates for any or all targeted indications. An institutional review board or independent data safety monitoring board, the FDA, other regulatory authorities or we may suspend or terminate clinical trials at any time. Our product candidates may prove not to be safe for human use. Any delay in the regulatory approval of our product candidates could increase our product development costs and allow our competitors additional time to develop or market competing products.

Due to our reliance on contract research organizations or other third-parties to assist us in conducting clinical trials, we are unable to directly control all aspects of our clinical trials.

        Currently, we rely on contract research organizations, or CROs, and other third parties to conduct our clinical trials. As a result, we have had and will continue to have less control over the conduct of the clinical trials, the timing and completion of the trials and the management of data developed through the trial than would be the case if we were relying entirely upon our own staff. Communicating with CROs can also be challenging, potentially leading to difficulties in coordinating activities. CROs may:

  •
  have staffing difficulties;

  •
  experience regulatory compliance issues;

  •
  undergo changes in priorities or may become financially distressed; or

  •
  not be able to properly control payments to government agencies or clinical sites, particularly in less developed countries.

        These factors may adversely affect their ability to conduct our trials. We may experience unexpected cost increases or experience problems with the timeliness or quality of the work of the CRO. If we must replace these CROs or any other third party contractor, our trials may have to be suspended until we find another contract research organization that offers comparable services. The time that it takes us to find alternative organizations may cause a delay in the commercialization of our product candidates or may cause us to incur significant expenses. Although we do not now intend to replace our CROs, such a change would make it difficult to find a replacement organization to conduct our trials in an acceptable manner and at an acceptable cost. Any delay in or inability to complete our clinical trials could significantly compromise our ability to secure regulatory approval of our product candidates, thereby limiting our ability to generate product revenue resulting in a decrease in our stock price.

We have a history of losses, and we expect losses to continue for at least several years.

        We have incurred losses since our inception and negative cash flows from operations that raise substantial doubt about our ability to continue as a going concern. Our accumulated deficit as of March 31, 2005, was approximately $132.4 million. We have never operated profitably and, given our planned level of operating expenses, we expect to continue to incur losses through at least 2006. We plan to devote significant resources to pre-clinical studies, clinical trials, administrative, marketing, sales and patent activities. Accordingly, without substantial revenues from new corporate collaborations, royalties on product sales or other revenue sources, we expect to incur substantial operating losses in the foreseeable future as our potential products move through development and as we continue to invest in research and clinical trials. As a result of our continuing losses, we may exhaust our resources and may be unable to complete the development of our products, and our accumulated deficit will continue to increase as we continue to incur losses. Our losses may increase in the future, and even if we achieve our revenue targets, we may not be able to sustain or increase profitability on a quarterly or annual basis. The amount of future net losses, and the time required to reach profitability, are both highly uncertain. To achieve sustained profitable operations, we must, among other things, successfully discover, develop, obtain regulatory approvals for and market pharmaceutical products. We cannot assure you that we will ever be able to achieve or sustain profitability.

We have received a "going concern" opinion from our independent registered public accounting firm, which may negatively impact our business.

        Our audit opinion from our independent registered public accounting firm regarding the consolidated financial statements for the fiscal year ended December 31, 2004, included an explanatory paragraph indicating that there is substantial doubt about the Company's ability to continue as a going concern. We have incurred losses from operations since inception and negative cash flows from operations that raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We completed a private placement transaction in May 2005, involving the issuance of the securities to which this prospectus relates, resulting in approximately $5.6 million of net proceeds to Cellegy. However, any failure to dispel any continuing doubts about our ability to continue as a going concern could adversely affect our ability to enter into collaborative relationships with business partners, make it more difficult to obtain required financing on favorable terms or at all, negatively affect the market price of our common stock and could otherwise have a material adverse effect on our business, financial condition and results of operations.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to develop or market products.

        Throughout our history, we have consumed substantial amounts of cash. Our cash needs may increase during the second half of 2005 in order to fund the additional expenses required to continue our development and administrative programs, and to fund future payments in support of Biosyn's operations to the extent these are not covered by funding from various government and non-government organizations. In addition, one or more such organizations could withdraw, reduce the extent of, delay or terminate their funding commitments. Moreover, our previously announced settlement of litigation with PDI, Inc., will require us to pay substantial amounts to PDI. Cellegy has no current source of significant ongoing revenues or capital beyond existing cash, certain product sales of Rectogesic and skin care moisturizers, grant funding supporting Biosyn's clinical trials and access to funding through the Structured Secondary Offering facility, or the SSO Facility, that we entered into with Kingsbridge Capital Limited.

        The amount of cash required to fund future expenditures and capital requirements will depend on numerous factors including, without limitation:

  •
  requirements in support of our development programs;

  •
  the progress and results of pre-clinical and clinical testing;

  •
  time and costs involved in obtaining regulatory approvals, including the cost of complying with additional FDA information and/or clinical trial requirements to obtain marketing approval of our Fortigel, Tostrelle, Savvy and Cellegesic product candidates;

  •
  the commercial success of our products that are approved for marketing by the United States or foreign regulatory authorities;

  •
  the costs of filing, prosecuting, defending and enforcing patent claims, oppositions and appeals, and our other intellectual property rights;

  •
  our ability to establish new collaborative arrangements;

  •
  the validation of a second contract manufacturing site; and

  •
  the extent of expenses required to support Biosyn's operations that are not covered by government and non-government grants.

        In order to complete the development, manufacturing and other pre-launch marketing activities necessary to commercialize our products, additional financing will be required. In addition to the SSO Facility to help fund future cash needs, Cellegy may seek other alternatives such as private or public equity investments, partnerships with other pharmaceutical companies to co-develop and fund our research and development efforts, additional out-licensing agreements with third parties, or agreements to monetize our future milestone and royalty payments expected from licenses. There is no assurance that such funding will be available for us to finance our operations on acceptable terms, if at all, and any future equity funding may involve significant dilution to our stockholders. Our ability to draw down funds under the SSO Facility is dependent in part on our stock price and the satisfaction of other conditions of the SSO Facility; under certain circumstances we could be prevented from or be limited in fully utilizing planned funding from the SSO Facility.

        Insufficient funding may require us to delay, reduce or eliminate some or all of our research and development activities, planned clinical trials, administrative programs, personnel, outside services and facility costs; reduce the size and scope of our sales and marketing efforts; delay or reduce the scope of, or eliminate, one or more of our planned commercialization or expansion activities; seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; or relinquish, license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on terms that are less favorable than might otherwise be available. In addition, even if we do receive additional financing, we may not be able to complete planned clinical trials, development, manufacturing or marketing of any or all of our product candidates.

        Cellegy believes that existing available cash resources and interest earned thereon will be adequate to satisfy our operating and capital needs through early 2006, although failure to obtain additional funds as described above may affect the timing of development, clinical trials or commercialization activities relating to certain products.

The type and scope of patent coverage we have may limit the commercial success of our products.

        Cellegy's success depends, in part, on our ability to obtain patent protection for our products and methods, both in the United States and in other countries. Several of Cellegy's products and product candidates, such as Cellegesic, Fortigel and Tostrelle, are based on existing molecules with a history of use in humans but which are being developed by us for new therapeutic uses or in novel delivery systems which enhance therapeutic utility. We cannot obtain composition patent claims on the compounds themselves, and will instead need to rely on patent claims, if any, directed to use of the compound to treat certain conditions or to specific formulations. This is the case, for example, with our United States patents relating to Cellegesic and Fortigel. Such method-of-use patents may provide less protection than a composition-of-matter patent, because of the possibility of "off-label" use of the composition. Cellegy may not be able to prevent a competitor from using a different formulation or compound for a different purpose.

        No assurance can be given that any additional patents will be issued to us, that the protection of any patents that may be issued in the future will be significant, or that current or future patents will be held valid if subsequently challenged. For example, oppositions have been filed with the European Patent Office regarding our European patent protecting the manufacture and use of nitroglycerin ointment and related compounds for the treatment of anal disorders, including fissures and various hemorrhoidal conditions. In December 2003, we reported that the Board of Opposition of the European Patent Office had rendered a verbal decision revoking Cellegy's European patent relating to its Cellegesic product and related compounds for the treatment of anal disorders, including fissures and various hemorrhoidal conditions. Although Cellegy has appealed this decision, an additional adverse outcome in the appeal process could have a negative effect on Cellegy, impacting the commercial success of our partner's marketing and corporate licensing efforts in Europe and adversely affecting our royalty revenues and stock price.

        The patent position of companies engaged in businesses such as Cellegy's business generally is uncertain and involves complex legal and factual questions. There is a substantial backlog of patent applications at the United States Patent and Trademark Office, or USPTO. Patents in the United States are issued to the party that is first to invent the claimed invention. There can be no assurance that any patent applications relating to Cellegy's products or methods will issue as patents, or, if issued, that the patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide us a competitive advantage.

        In addition, many other organizations are engaged in research and product development efforts in drug delivery and topical formulations that may overlap with Cellegy's products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by Cellegy. These rights may prevent us from commercializing technology, or may require Cellegy to obtain a license from the organizations to use the technology. Cellegy may not be able to obtain any such licenses that may be required on reasonable financial terms, if at all, and cannot be sure that the patents underlying any such licenses will be valid or enforceable. Moreover, the laws of certain foreign countries do not protect intellectual property rights relating to United States patents as extensively as those rights are protected in the United States. The issuance of a patent in one country does not assure the issuance of a patent with similar claims in another country, and claim interpretation and infringement laws vary among countries, so the extent of any patent protection is uncertain and may vary in different countries. As with other companies in the pharmaceutical industry, we are subject to the risk that persons located in other countries will engage in development, marketing or sales activities of products that would infringe our patent rights if such activities were in the United States.

Our product sales strategy involving corporate partners is highly uncertain.

        Cellegy is seeking to enter into agreements with corporate partners regarding commercialization of certain of our lead product candidates. Cellegy currently has a limited number of agreements with third parties to commercialize our product candidates. In July 2004, Cellegy and ProStrakan Group Limited entered into an exclusive license agreement for the future commercialization of Tostrex in Europe and in December these parties also entered into an exclusive license agreement for commercialization of

Rectogesic in Europe. However, Cellegy may not be able to establish other collaborative arrangements and we may not have the resources or the experience to successfully commercialize any such products on our own. Failure to enter into other arrangements could prevent, delay or otherwise jeopardize our ability to develop and market products in the United States and in markets outside of North America, reducing our revenues and profitability.

        With the current and future planned corporate partner arrangements, we may rely on our partners to conduct clinical trials, obtain regulatory approvals and, if approved, manufacture, distribute, market or co-promote these products. Reliance on third party partners can create risks to our product commercialization efforts. Once agreements are completed, particularly if they are completed at a relatively early stage of product development, Cellegy may have little or no control over the development or marketing of these potential products and little or no opportunity to review clinical data before or after public announcement of results. Further, any arrangements that may be established may not be successful or may be subject to dispute or litigation between the parties.

We do not have any history of manufacturing products on a large scale, and we have a limited number of critical suppliers.

        Cellegy has no direct experience in manufacturing commercial quantities of products and currently does not have any capacity to manufacture products on a large commercial scale. We currently rely on a limited number of contract manufacturers, primarily PendoPharm Inc. and certain of Biosyn's suppliers, to manufacture our formulations. Although we are developing other contract manufacturers, there can be no assurance that we will be able to enter into acceptable agreements with them or validate facilities successfully on a timely basis. This is an expensive and time-consuming process and there may be delays and additional costs relating to the technical transfer and validation of alternate suppliers. In the future, we may not be able to obtain contract manufacturing on commercially acceptable terms for compounds or product formulations in the quantities we need. Manufacturing or quality control problems, lack of financial resources or qualified personnel could occur with our contract manufacturers causing product shipment delays, inadequate supply, or causing the contractor not to be able to maintain compliance with the FDA's current good manufacturing practice requirements necessary to continue manufacturing. Such problems could limit our ability to produce clinical or commercial product, cause us to be in breach of contract obligations with our distributors to supply product to them, reduce our revenues from product sales and otherwise adversely affect our business and stock price.

        PendoPharm, Inc. is Cellegy's contract manufacturer for our North American and European clinical supplies and future commercial supplies of prescription products in those territories, while the Australian and South Korean product sales are sourced by a pharmaceutical manufacturer in Australia and the Gryphon skin care product sales are sourced by a manufacturer in the New York area. In July 2003, PanGeo Pharma, our former contract manufacturer, filed for bankruptcy protection under Canadian law. Under a reorganization plan, PanGeo sold its facilities to an affiliate of Pharmascience, another Canadian manufacturer, and was renamed PendoPharm Inc. Cellegy has not experienced any material adverse impact to date from the previous bankruptcy filing, the manufacturing facility was inspected and re-certified by Canadian regulatory authorities after its acquisition by PendoPharm, and PendoPharm has continued to supply product from the manufacturing facility without interruption. Nevertheless, uncertainty exists concerning the future operations of PendoPharm manufacturing plant and whether PendoPharm will be able to meet Cellegy's clinical and product requirements on a timely basis, if at all, in the future. In addition, there can be no assurances relating to PendoPharm's ability to continue to produce product under Good Manufacturing Practices required by the FDA or other regulatory agencies. There could be difficulty or delays in importing raw materials or exporting product into or out of Canada resulting in delays in our clinical trials or commercial product sale. Cellegy has started the process of establishing an alternative production site at a domestic location. This is an expensive and time consuming process and there may be delays and additional costs relating to the technical transfer and validation of alternate suppliers.

We have limited sales and marketing experience.

        We may market some of our products, if successfully developed and approved, through a direct sales force in the United States. Cellegy has very limited experience in sales, marketing or distribution. To market these products directly, we may seek to establish a direct sales force in the United States or obtain the assistance of a marketing partner. However, Cellegy may not have the financial capability or the experience to successfully establish a direct sales force, marketing or distribution operations, which could delay or prevent the successful commercialization of our products and could reduce the ultimate profitability to Cellegy of such products if we needed to rely on a third party marketing partner to commercialize the products.

If medical doctors do not prescribe our products or the medical profession does not accept our products, our product sales and business would be adversely affected.

        Our business is dependent on market acceptance of our products by physicians, healthcare payers, patients and the medical community. Medical doctors' willingness to prescribe our products depends on many factors, including:

  •
  perceived efficacy of our products;

  •
  convenience and ease of administration;

  •
  prevalence and severity of adverse side effects in both clinical trials and commercial use;

  •
  availability of alternative treatments;

  •
  cost effectiveness;

  •
  effectiveness of our marketing strategy and the pricing of our products;

  •
  publicity concerning our products or competing products; and

  •
  our ability to obtain third-party coverage or reimbursement.

        Even if we receive regulatory approval and satisfy the above criteria, physicians may not prescribe our products if we do not promote our products effectively. Factors that could affect our success in marketing our products include:

  •
  the experience, skill and effectiveness of the sales force and our sales managers;

  •
  the effectiveness of our production, distribution and marketing capabilities;

  •
  the success of competing products; and

  •
  the availability and extent of reimbursement from third-party payers.

        Failure of our products or product candidates to achieve market acceptance would limit our ability to generate revenue and could harm our business.

If testosterone replacement therapies are perceived to create or create health risks, our testosterone gel product candidates may be jeopardized.

        Recent studies of female hormone replacement therapy products have reported an increase in certain health risks with long-term use. As a result of such studies, some companies that sell or develop female hormone replacement products have experienced decreased sales of these products, and in some cases, a decline in the value of their stock. Publications have, from time to time, suggested potential risks associated with testosterone replacement therapy, or TRT. Potential health risks were described in various articles, including a 2002 article published in Endocrine Practice and a 1999 article published in the International Journal of Andrology. It is possible that further studies on the effects of TRT could demonstrate other health risks. This, as well as negative publicity about the risks of hormone replacement therapy, including TRT, could adversely affect patient or prescriber attitudes and impact the development and successful commercialization of our Fortigel, Tostrex and Tostrelle product candidates. In addition, in a recent meeting with the FDA, the FDA informed Cellegy that specific guidelines regarding the long-term safety of testosterone for the treatment of female sexual dysfunction are under internal discussion by the Division of Reproductive and Urologic Drug Products. Cellegy is awaiting these guidelines before embarking on a Phase 3 program. If the new FDA guidelines prove to be too onerous, limiting or too costly to implement, the Phase 3 program may be significantly delayed or we may decide not to pursue further development of Tostrelle. The above factors could adversely affect investor attitudes and the price of our common stock.

We have very limited staffing and will continue to be dependent upon key personnel.

        Our success is dependent upon the efforts of a small management team and staff. We have compensation or employment arrangements and a severance/retention plan in place with all of our executive officers, but none of our executive officers is legally bound to remain employed for any specific term. Our key personnel include Richard C. Williams, our Chairman and Interim Chief Executive Officer, and Anne-Marie Corner, Senior Vice President, Women's Preventive Health. Mr. Williams has a written arrangement describing his compensation and we have a written employment agreement with Ms. Corner. Either arrangement may be terminated by either Cellegy or the officer at any time upon notice. We do not have key man life insurance policies covering any of our executive officers or key employees. If key individuals leave Cellegy, we could be adversely affected if suitable replacement personnel are not quickly recruited. There is competition for qualified personnel in all functional areas, which makes it difficult to attract and retain the qualified personnel necessary for the development and growth of our business. Our future success depends upon our ability to continue to attract and retain qualified scientific, clinical and administrative personnel.

Our corporate compliance programs cannot guarantee that we are in compliance with all potentially applicable regulations.

        The development, manufacturing, pricing, sales, and reimbursement of our products, together with our general operations, are subject to extensive regulation by federal, state and other authorities within the United States and numerous entities outside of the United States. We are a relatively small company and we rely heavily on third parties to conduct many important functions. We also have significantly fewer employees than many other companies that have the same or fewer product candidates in late stage clinical development. In addition, as a publicly traded company we are subject to significant regulations, including the Sarbanes-Oxley Act of 2002, some of which have either only recently been adopted or are currently proposals subject to change. While we have developed and instituted a corporate compliance program and continue to update the program in response to newly implemented or changing regulatory requirements, we cannot assure you that we are now or will be in compliance with all such applicable laws and regulations. If we fail to comply with any of these regulations, we could be subject to a range of regulatory actions, including suspension or termination of clinical trials, restrictions on our products or manufacturing processes, withdrawal of products from the market, significant fines, or other sanctions or litigation. Failure to comply with potentially applicable laws and regulations could also lead to the imposition of fines, cause the value of our common stock to decline, impede our ability to raise capital or lead to the de-listing of our stock.

        We are evaluating our internal control systems in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting, as required by the Sarbanes-Oxley Act. We will be performing the system and process evaluation and testing (and any necessary remediation) required in an effort to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley

Act. As a result, we expect to incur significant additional expenses and diversion of management's time. While we anticipate being able to fully implement the requirements relating to internal control over financial reporting and all other aspects of Section 404 by our compliance deadline, which is currently expected to be December 2006, we cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations since there are few or no precedents available by which to measure compliance adequacy. If we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission or the Nasdaq National Market. In addition, we may be required to incur a substantial financial investment to improve our internal systems and the hiring of additional personnel or consultants.

Risks Relating to Our Industry

We face intense competition from larger companies, and in the future Cellegy may not have the resources required to develop innovative products. Cellegy's products are subject to competition from existing products.

        The pharmaceutical industry is subject to rapid and significant technological change. In the development and marketing of prescription drugs, Cellegy faces intense competition. Cellegy is much smaller in terms of size and resources than many of its competitors in the United States and abroad, which include, among others, major pharmaceutical, chemical, consumer product, specialty pharmaceutical and biotechnology companies, universities and other research institutions. Cellegy's competitors may succeed in developing technologies and products that are safer and more effective than any that we are developing and could render Cellegy's technology and potential products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources, clinical production and marketing capabilities and regulatory experience. In addition, Cellegy's products are subject to competition from existing products. For example, Cellegy's Fortigel product, if ever commercialized in the United States, is expected to compete with several products, including two currently marketed testosterone gel products sold by Unimed/Solvay and Auxilium Pharmaceuticals, a transdermal patch product sold by Watson Pharmaceuticals, a Buccal tablet from Columbia Laboratories and potential generic products which may be introduced before or after Fortigel is commercialized.

        Cellegesic, if ever commercialized, is expected to compete with over-the-counter products, such as Preparation H marketed by Wyeth, and various prescription products. As a result, there are no assurances that Cellegy's products under development will be able to compete successfully with existing products or innovative products under development by other organizations.

        Savvy is subject to competition from other microbicides that are currently undergoing clinical trials and which may be sold by prescription or over the counter, as well as non-microbicide products such as condoms. Additionally, if a vaccine for HIV/AIDS is successfully developed and made available, this could limit the potential market for Savvy and Biosyn's other products. As a result, Biosyn's products under development may not be able to compete successfully with existing products or other innovative products under development.

We are subject to the risk of product liability lawsuits.

        The testing, marketing and sale of human health care products entails an inherent risk of allegations of product liability. We are subject to the risk that substantial product liability claims could be asserted against us in the future. Cellegy has obtained insurance coverage relating to our clinical trials in an aggregate amount of $5 million and an aggregate amount of $7 million relating to the clinical trials relating to products acquired from Biosyn. If any of our product candidates are approved for marketing, we may seek additional coverage. There can be no assurance that Cellegy will be able to obtain or maintain insurance on acceptable terms, particularly in overseas locations, for clinical and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities. Moreover, our current and future coverages may not be adequate to protect us from all of the liabilities that we may incur. If losses from product liability claims exceed our insurance coverage, we may incur substantial liabilities that exceed our financial resources. In addition, a product liability action against us would be expensive and time-consuming to defend, even if we ultimately prevailed. If we are required to pay a product liability claim, we may not have sufficient financial resources and our business and results of operations may be harmed.

Risks Relating to Our Stock

Our stock price could be volatile.

        Our stock price has from time to time experienced significant price and volume fluctuations. Since becoming a public company, our stock price has fluctuated in conjunction with the Nasdaq National Market generally and sometimes on matters more specific to Cellegy, such as an announcement of clinical trial or regulatory results or other corporate developments. For example, our high and low closing stock prices for the last three years have been as follows: 2002, high of $8.80 and low of $1.50; 2003, high of $5.60 and low of $2.25; 2004, high of $6.74 and low of $2.69; and January 1, 2005 through July 5, 2005, high of $3.05 and low of $1.29. Events or announcements that could significantly impact our stock price include:

  •
  Publicity or announcements regarding regulatory developments relating to our products, as recently experienced with the Not Approvable Letter from the FDA relating to Cellegesic;

  •
  Clinical trial results, particularly the outcome of our more advanced studies; or negative responses from regulatory authorities with regard to the approvability of our products;

  •
  Period-to-period fluctuations in our financial results, including our cash and investment balance, operating expenses, cash burn rate or revenues;

  •
  Negative announcements, additional legal proceeding or financial problems of our key suppliers, particularly relating to our Canadian manufacturer and our service providers;

  •
  Common stock sales in the public market by one or more of our larger stockholders, officers or directors; and

  •
  Other potentially negative financial announcements, including delisting from the Nasdaq National Market, review of any of our filings by the SEC, changes in accounting treatment or restatement of previously reported financial results or delays in our filings with the SEC.

The Kingsbridge SSO financing arrangement may have a dilutive impact on our stockholders. The SSO arrangement imposes certain limitations on our ability to issue equity or equity-linked securities.

        There are 4,000,000 shares of our common stock that are reserved for issuance under the structured secondary offering facility arrangement, SSO Facility, that we entered into in January 2004 with Kingsbridge Capital Limited, or Kingsbridge, 260,000 shares of which are related to a warrant that we issued to Kingsbridge and 246,399 shares of which have been drawn down. In certain circumstances where the registration statement covering those shares is not effective or available to Kingsbridge, additional shares may be issuable to Kingsbridge under the agreement. Such circumstances could include, for example, suspending Kingsbridge's ability to sell shares pursuant to the registration statement because of the existence of material undisclosed developments relating to Cellegy. If within 15 trading days following any settlement date on which Cellegy issues shares to Kingsbridge under the SSO Facility, Cellegy suspends Kingsbridge's ability to sell shares by delivering a notice to Kingsbridge, referred to as a blackout notice, then if the volume weighted average market price of our common stock, or the VWAP, is higher on the trading day immediately before the blackout notice is delivered than it is on the first trading date after the blackout trading period is lifted, Cellegy is obligated to pay to Kingsbridge an amount based on a percentage, ranging from 75% to 25% depending on when the blackout notice is delivered, of the difference between the two VWAP prices multiplied by the number of shares purchased by Kingsbridge under the most recent drawn down and held by Kingsbridge immediately before the suspension was imposed. Cellegy may, in its discretion, pay this amount either in cash or in shares, the value of which is based on the market price of the common stock on the first trading date after the registration statement became available again. In addition, if we fail to issue and sell common stock to Kingsbridge pursuant to drawdowns at least equal to $2.66 million under the SSO Facility during the term of the agreement, then we have agreed to pay approximately $266,000 to Kingsbridge. The issuance of shares under the SSO Facility at a discount to the market price of the common stock, and upon exercise of the warrant, will have a dilutive impact on other stockholders, and the issuance or even potential issuance of such shares, if any, could have a negative effect on the market price of our common stock. If we sell stock to Kingsbridge when our share price is decreasing, such issuance will have a more dilutive effect and may further decrease our stock price. A decrease in our stock price or other consequences of issuing shares under the SSO Facility could potentially cause us not to satisfy one or more requirements for the continued listing of our common stock on the Nasdaq National Market, or could impair or prevent our ability to obtain additional required financing, resulting in a damaged capital structure.

        To the extent that Kingsbridge sells shares of our common stock issued under the SSO Facility to third parties, our stock price may decrease due to the additional selling pressure in the market. The perceived risk of dilution from sales of stock to or by Kingsbridge may cause holders of our common stock to sell their shares or encourage short sales. This could contribute to decline in our stock price.

        During the two-year term of the SSO Facility, we are subject to certain restrictions on our ability to engage in certain equity or equity-linked financings without the consent of Kingsbridge. These restrictions primarily relate to non-fixed future-priced securities. We may not issue securities that are, or may become, convertible or exchangeable into shares of common stock where the purchase, conversion or exchange price for such common stock is determined using a floating or otherwise adjustable discount to the market price of the common stock during the two year term of our agreement with Kingsbridge. However, the agreement does not prohibit us from conducting most kinds of additional debt or equity financings, including Private Investment in Public Equity (PIPEs), shelf offerings, and secondary offerings.

We could be subject to delisting by the Nasdaq National Market.

        Cellegy's common stock is currently listed on the Nasdaq National Market. There are several requirements for the continued listing of our common stock on the Nasdaq National Market, including requirements relating to stock price, stockholders' equity and compliance with certain financial standards. If we fail to satisfy one or more of the criteria for continued listing and are unable to demonstrate compliance within the time periods permitted by Nasdaq, our common stock would be delisted from the Nasdaq National Market and we would likely seek a listing on the Nasdaq SmallCap Market or some other market. For example, during 2003 Cellegy had discussions with Nasdaq regarding satisfaction of a minimum $10 million stockholders' equity requirement under one of the alternative standards for continued listing, and a requirement under a different standard for continued listing of a minimum of $50 million aggregate market value of listed securities. In addition, in April 2005 we received a letter from the Nasdaq Stock Market indicating that for ten consecutive trading days before the date of the letter, the aggregate market value of the common stock had been below $50 million, a requirement under the applicable rules for continued listing of our common stock on the Nasdaq National Market. Cellegy subsequently regained compliance with the standards for continued listing of the common stock. However, delisting from the Nasdaq National Market could reduce the liquidity of our common stock, cause certain investors not to trade in our common stock and result in a lower stock price.

Future sales of shares of our common stock may negatively affect our stock price.

        As a result of our acquisition of Biosyn, Inc., we issued approximately 2,462,000 shares and assumed options and warrants to purchase 318,504 shares of our common stock. In addition, from 2002 through the date of this prospectus we have issued approximately 5,466,399 shares of our common stock in private placement transactions and through the Kingsbridge SSO Facility, in addition to the 3,621,819 shares, and warrants to purchase 1,428,724 shares of common stock issuable in the private placement transaction to which this prospectus relates. A substantial portion of these shares is held by a relatively small number of stockholders. Sales of a significant number of the above shares into the public markets, particularly in light of our relatively small trading volume, may negatively affect our stock price. As of July 6, 2005, 29,782,726 shares of our common stock were issued and outstanding. We also have outstanding warrants and vested stock options as of the date of this prospectus that can be exercised by the holders to acquire up to approximately 6,404,647 shares of our common stock. The exercise of these options or warrants could result in significant dilution to our stockholders at the time of exercise.

        In the future, we will likely issue additional shares of common stock or other equity securities, including but not limited to options, warrants or other derivative securities convertible into our common stock, which could result in significant dilution to our stockholders and adversely affect our stock price.

Changes in the expensing of stock options will result in unfavorable accounting charges or require us to change our compensation practices.

        For Cellegy, stock options are a significant component of compensation for existing employees and to attract new employees. We currently are not required to record stock-based compensation charges if the employee's stock option exercise price equals or exceeds the fair value of our common stock at the date of grant. The Financial Accounting Standards Board has issued a new accounting standard requiring expensing the fair value of stock options granted. During 2006, when we comply with the new requirements to expense the fair value of stock options granted our net losses and cumulative net loss will increase. We intend to continue to include various forms of equity in our compensation plans, such as stock options and other forms of equity compensation allowed under our plans. If we continue our reliance on stock options, our reported losses will increase.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "estimate," "may," "intend" and "expect" and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. These forward-looking statements are not guarantees of future performance and concern matters that involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are also set forth in the section entitled "Factors That May Affect Future Operating Results" that appears in our Annual Report on Form 10-K for the year ended December 31, 2004, in Quarterly Reports on Form 10-Q (and any amendments thereto) and other documents that we subsequently file with the Commission, and in the section entitled "Risk Factors" in any supplements to this prospectus that we may file. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We will not receive any proceeds from the disposition of the shares of common stock covered hereby, or interests therein, by any of the selling stockholders. If the warrants related to some of the shares covered by this prospectus are exercised for cash, we would receive the proceeds of such exercises. Any cash received by us upon the exercise of the warrants will be used for general corporate purposes.

SELLING STOCKHOLDERS

        We are registering the shares of common stock covered hereby pursuant to a Purchase Agreement and a Registration Rights Agreement dated as of May 12, 2005, by and among Cellegy and the selling stockholders named below.

        The following table sets forth information based on Cellegy's knowledge as of May 31, 2005, with respect to the selling stockholders and the shares of the common stock, or interests therein, that may be offered pursuant to this prospectus. Except as described below, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than by virtue of previous ownership of securities of Cellegy. Richard C. Williams, Robert B. Rothermel and John Q. Adams, Sr., are directors of Cellegy, and Mr. Williams is Chairman and interim Chief Executive Officer of Cellegy. An affiliate of C.E. Unterberg, Towbin Capital Partners I, L.P., acted as the advisor and placement agent for the financing transaction resulting in the issuance of the shares and warrants to which this prospectus relates and received a customary fee based on gross proceeds received from certain of the investors.

        Because the selling stockholders are not obligated to sell shares of common stock, and because the selling stockholders may also acquire or dispose of publicly traded shares of our common stock, we cannot accurately estimate how many shares of common stock each selling stockholder will beneficially own after this offering. The following table assumes that all of the shares covered hereby are sold, that no other shares shown in the table as beneficially owned by the selling stockholder are sold, and that the selling stockholder does not acquire any other shares of our common stock subsequent to May 31, 2005.

	Shares of Common Stock Beneficially Owned(1) Prior to the Offering
				Shares of Common Stock Beneficially Owned(1) After the Offering
			Number of Shares Being Offered
Selling Stockholders[2]
	Number	Percent		Number	Percent
John Q. Adams, Sr.[3]	33,125	*	10,000	23,125	*
Four Fourteen Partners, LLC[4]	949,300	3.2	901,600	47,700	*
Robert B. Rothermel[5]	48,125	*	20,000	28,125	*
Jeffrey C. Moskowitz[2,6]	28,000	*	28,000	—	—
Maig Partners[2,7]	42,000	*	42,000	—	—
Charles DeBare[8]	42,425	*	42,425	—	—
Mary DeBare[9]	42,425	*	42,425	—	—
Elizabeth Arno[10]	42,425	*	42,425	—	—
Andrew Arno c/f Jesse Arno[2,11]	21,211	*	21,211	—	—
Andrew Arno[2,12]	42,423	*	42,423	—	—
Andrew Arno c/f Matthew Arno[2,13]	21,211	*	21,211	—	—
Tahoe Partnership[14]	127,273	*	127,273	—	—
Virginia Road, LLC[15]	254,544	*	254,544	—	—
Siam Partners II16	127,273	*	127,273	—	—
Shea Diversified Investments, Inc.[17]	509,090	1.7	509,090	—	—
Kingsbridge Capital Ltd.[18]	646,399	2.2	140,000	506,399	1.7
John H. Gutfreund[2,19]	84,848	*	84,848	—	—
SRB Greenway Offshore Operating Fund, L.P.[20]	58,512	*	35,212	23,300	*
SRB Greenway Capital (QP), L.P.[21]	689,753	2.3	418,896	270,857	*
SRB Greenway Capital, L.P.[22]	90,783	*	54,983	35,800	*
Cimarron Biomedical Equity Master Fund, L.P.[23]	380,800	1.3	170,800	210,000	*
Kingsway, L.L.C.[24]	1,011,700	3.4	315,000	696,700	2.4
Steelhead Investments Ltd.[2,25]	890,907	3.0	890,907	—	—
SAS Trust #1[26]	42,425	*	42,425	—	—
C.E. Unterberg, Towbin Capital Partners I, L.P.[2,27]	160,876	*	160,876	—	—
Richard C. Williams[28]	1,030,000	3.4	20,000	1,010,000	3.4
SJ Strategic Investment LLC[29]	7,343,993	24.7	315,000	7,028,993	23.7
Kabuki Partners ADP, G.P.[30]	169,696	*	169,696	—	—

*
Less than one percent of Cellegy's outstanding shares.

1
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

2
For those selling stockholders which may be considered affiliates of broker dealers, each selling stockholder has represented and warranted that it has purchased in the ordinary course of business and that, at the time of the purchase, it had no agreements or understandings to distribute the securities.

3
Includes 13,125 shares subject to options.

4
Excludes 4,575,869 additional shares of which the selling stockholder may be deemed to beneficially own. Based on Amendment No. 7 to Schedule 13D ("Amendment No. 7") filed jointly on April 28, 2005, by Andrew H. Tisch, Daniel R. Tisch, James S. Tisch, Thomas J. Tisch, Jessica S. Tisch, Benjamin Tisch, Merryl H. Tisch and Thomas M. Steinberg (the "Reporting Persons"). The business address of Andrew H. Tisch, James S. Tisch, Thomas J. Tisch and Thomas M. Steinberg is 667 Madison Avenue, New York, NY 10021. The business address of Daniel R. Tisch c/o TowerView LLC, 500 Park Avenue, New York, NY 10022. The address of Jessica S. Tisch, Benjamin Tisch and Merryl H. Tisch is c/o Tisch Financial Management, 655 Madison Avenue, 19th Floor, New York, NY 10021. Amendment No. 7 states that because of certain business and family relationships among the Reporting Persons, they filed Amendment No. 7 jointly as if they constitute a group solely for informational purposes; that the filing of Amendment No. 7 is not an admission by any Reporting Person that such person and any other Reporting Person or reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934 or Rule 13d-5 thereunder; and that each Reporting Person disclaims beneficial ownership of any shares of common stock owned by any other Reporting Person except to the extent that beneficial ownership is expressly reported in Amendment No. 7. Amendment No. 7 disclosed beneficial ownership, including shares of common stock held and shares that may be acquired upon exercise of warrants or options, of the following shares by the following persons: Four Partners, 120,000 shares; Four-Fourteen Partners, LLC, 47,700 shares; Andrew H. Tisch, 897,164 shares; Daniel R. Tisch, 897,164 shares; James S. Tisch, 897,164 shares; Thomas J. Tisch, 897,164 shares; Andrew H. Tisch 1995 Issue Trust No. 1, 103,861 shares; Andrew H. Tisch 1995 Issue Trust No. 2, 103,861 shares; Daniel R. Tisch 1999 Issue Trust, 207,722 shares; James S. Tisch 1995 Issue Trust, 207,722 shares; Thomas J. Tisch 1994 Issue Trust, 207,722 shares; Jessica S. Tisch, 6,400 shares; Benjamin Tisch, 6,400 shares; Merryl H. Tisch, as custodian for Samuel Tisch, 6,400 shares; and Thomas M. Steinberg, 17, 125 shares. Each of the above persons who is a Reporting Person beneficially owns the number of shares set forth opposite his or her name. Beneficial ownership of the other shares set forth in the above table has been determined as follows: (1) by virtue of their status as managing trustees of the trusts which are the general partners of Four Partners, Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch may be deemed to have shared beneficial ownership of shares owned by Four Partners and shared power to vote or direct the vote and dispose or direct the disposition of those shares; (2) by virtue of his status as manager of Four-Fourteen Partners, LLC, Thomas J. Tisch may be deemed the beneficial owner of the shares owned by Four-Fourteen Partners, LLC and to have power to vote or direct the vote and dispose or direct the disposition of those shares; (3) by virtue of their status as trustees of the respective trusts for the benefit of their children, each of Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch may be deemed to have beneficial ownership of shares owned by those trusts of which he is trustee and shared power to vote or direct the vote and dispose or direct the disposition of those shares; (4) by virtue of his wife(1)s status as custodian for Samuel Tisch, their child, James S. Tisch may be deemed to have shared power to vote or direct the vote and dispose or direct the disposition of 6,400 shares of Common Stock owned by Samuel Tisch; and (5) with respect to Mr. Steinberg, represents shares exercisable within 60 days of the date hereof upon the exercise of stock options.

5
Includes 13,125 shares subject to stock options.

6
Includes 8,000 shares subject to warrants. Jeffrey Moskowitz is a Managing Director of C.E. Unterberg, Towbin Holdings, Inc. and, as such, the selling stockholder may be considered an affiliate of a broker-dealer.

7
Includes 12,000 shares subject to warrants. Two of the partners of Maig Partners are Managing Directors of C.E. Unterberg, Towbin Holdings, Inc. and, as such, the selling stockholder may be considered an affiliate of a broker-dealer. The natural person who has voting and dispositive power for the shares held by the selling stockholder is Harvey Moskowitz.

8
Includes 12,122 shares subject to warrants.

9
Includes 12,122 shares subject to warrants.

10
Includes 12,122 shares subject to warrants.

11
Includes 12,120 shares subject to warrants. Andrew Arno, the custodian for the selling stockholder, is a Managing Director of C.E. Unterberg, Towbin Holdings, Inc. and, as such, the selling stockholder may be considered an affiliate of a broker-dealer.

12
Includes 12,120 shares subject to warrants. Andrew Arno is a Managing Director of C.E. Unterberg, Towbin Holdings, Inc. and, as such, the selling stockholder may be considered an affiliate of a broker-dealer.

13
Includes 6,060 shares subject to warrants. Andrew Arno, the custodian for the selling stockholder, is a Managing Director of C.E. Unterberg, Towbin Holdings, Inc. and, as such, the selling stockholder may be considered an affiliate of a broker-dealer.

14
Includes 36,364 shares subject to warrants. The natural person who has voting and dispositive power for the shares held by the selling stockholder is Peter O. Shea.

15
Includes 72,736 shares subject to warrants. The natural person who has voting and dispositive power for the shares held by the selling stockholder is Edmund H. Shea, Jr.

16
Includes 36,364 shares subject to warrants. The natural person who has voting and dispositive power for the shares held by the selling stockholder is Edmund H. Shea, Jr.

17
Includes 145,454 shares subject to warrants. The natural person who has voting and dispositive power for the shares held by the selling stockholder is Edmund H. Shea, Jr.

18
Includes 300,000 shares subject to warrants. The natural person who has voting and dispositive power for the shares held by the selling stockholder is Adam Gurney.

19
Includes 24,242 shares subject to warrants. John Gutfreund is a Managing Director of C.E. Unterberg, Towbin Holdings, Inc. and, as such, the selling stockholder may be considered an affiliate of a broker-dealer.

20
Includes 10,060 shares subject to warrants. BC Advisors, LLC ("BCA") is the general partner of SRB Management, L.P. ("SRB Management"). SRB Management is the general partner of SRB Greenway Offshore Operating Fund, L.P. Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of the fund noted as the selling stockholder.

21
Includes 119,684 shares subject to warrants. BC Advisors, LLC ("BCA") is the general partner of SRB Management, L.P. ("SRB Management"). SRB Management is the general partner of SRB Greenway Capital (Q.P.), L.P. Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of the fund noted as the selling stockholder.

22
Includes 15,710 shares subject to warrants. BC Advisors, LLC ("BCA") is the general partner of SRB Management, L.P. ("SRB Management"). SRB Management is the general partner of SRB Greenway Capital, L.P. Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of the fund noted as the selling stockholder.

23
Includes 48,800 shares subject to warrants. Shares are beneficially owned by Cimarron Biomedical Equity Master Fund, L.P., formerly known as Cimarron Overseas Equity Master Fund, L.P. Cimarron Biomedical Equity Master Fund, L.P. is wholly owned by Cimarron Biomedical Equity Fund, L.P., formerly known as Cimarron Overseas Equity Fund (QP), L.P. Cimarron Biomedical Investors, L.P. is the general partner of Cimarron Biomedical Equity Fund, L.P. Cimarron Global Management, LLC is the general partner of Cimarron Biomedical Investors, L.P. J.J. Cullum Clark is the sole principal of Cimaron Global Management, LLC, and in such capacity has full voting and investment control over the shares beneficially owned by Cimarron Biomedical Equity Master Fund, L.P. Mr. Clark expressly disclaims beneficial ownership of the shares beneficially owned by Cimarron Biomedical Equity Master Fund, L.P.

24
Includes 290,000 shares subject to warrants. The natural person who has voting and dispositive power for the shares held by the selling stockholder is Joseph R. Gregory.

25
Includes 254,544 shares subject to warrants. The selling stockholder is under common control with HBK Global Securities L.P., a registered broker-dealer and, as such, the selling stockholder may be considered an affiliate of a broker-dealer. HBK Investments L.P. may be deemed to have sole voting power and sole dispositive power over the shares held by the selling stockholder pursuant to an Investment Management Agreement between HBK Investments L.P. and Steelhead Investments Ltd. Additionally, the following individuals may be deemed to have control over HBK Investments L.P.: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar.

26
Includes 12,122 shares subject to warrants. The natural person who has voting and dispositive power for the shares held by the selling stockholder is Scott A. Sampson.

27
Includes 45,964 shares subject to warrants. Andrew Arno is the portfolio manager of C.E. Unterberg, Towbin Capital Partners I, L.P. and a member of UTCM LLC, the general partner of the selling stockholder, and as such may be deemed to have voting and dispositive power over the shares held by the selling stockholder. UTCM LLC is an affiliate of C.E. Unterberg, Towbin Holdings, Inc. and, as such, the selling stockholder may be considered an affiliate of a broker-dealer.

28
Includes 1,000,000 shares issuable upon the exercise of stock options.

29
Includes 290,000 shares subject to warrants. As reported on Schedule 13D dated February 18, 2003 and Form 4 dated February 27, 2003, SJ Strategic Investments is the beneficial owner of approximately 7,343,993 shares of common stock, including securities acquired in the transaction to which this prospectus relates. While SJ Strategic Investments believes it possesses sole voting and investment power over such shares, John M. Gregory may be deemed to also have voting and investment power over such shares due to his position as Managing Member and Chief Manager of SJ Strategic Investments, pursuant to the entity(1)s Operating Agreement. While SJ Strategic Investments disclaims the existence of a group, due to the indirect beneficial ownership of its members, such members may be deemed to constitute a group.

30
Includes 48,484 shares of subject to warrants. The natural persons who have voting and dispositive power for the shares held by the selling stockholder are Greg Manocherian and Doug Levine.

PLAN OF DISTRIBUTION

        The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders will act independently of Cellegy in making decisions with respect to the timing, manner and size of each sale.

        The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  —
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  —
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  —
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  —
  an exchange distribution in accordance with the rules of the applicable exchange;

  —
  privately negotiated transactions;

  —
  short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

  —
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  —
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

  —
  a combination of any such methods of sale.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission. Reports, registration statements, proxy and information statements, and other information that we have filed can be inspected and copied at the public reference facilities maintained by the SEC in Washington, D.C. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Web site that contains reports, proxy and information statements, and other information that is filed electronically with the SEC. This Web site can be accessed at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and its exhibits and schedules, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, please refer to the Registration Statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Copies of the Registration Statement, including exhibits thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

        We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference into this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein as well). Requests for such copies should be directed to Robert J. Caso, our Vice President, Finance, at (650) 616-2200.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information in this prospectus and other information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update, amend and/or replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities that we have registered have been resold:

        We incorporate by reference the following documents that we previously filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

  (a)
  our annual report on Form 10-K for the fiscal year ended December 31, 2004.

  (b)
  all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004, including: (1) our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2005; (2) our Reports on Form 8-K filed on January 4, 2005 (an amendment to Form 8-K filed October 22, 2004), January 4, 2005, January 13, 2005, March 14, 2005, March 24, 2005, March 31, 2005, March 31, 2005, April 19, 2005, May 16, 2005, May 20, 2005, May 31, 2005 and June 14, 2005, and (iii) our amendment to annual report on Form 10-K/A filed on April 29, 2005.

  (c)
  the description of our common stock contained in our registration statement on Form 8-A/A filed with the SEC on September 7, 2004.

        Any statement contained in a document that is incorporated by reference will be modified or superceded for all purposes to the extent that a statement contained in this prospectus (or in any document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address: Chief Financial Officer, Cellegy Pharmaceuticals, Inc., 1000 Marina Boulevard, Suite 300, Brisbane, California 94005, telephone: (650) 616-2200. You may also reference these documents through our website at www.cellegy.com.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Weintraub Genshlea Chediak Sproul, a law corporation.

EXPERTS

        The consolidated financial statements as of December 31, 2004 and 2003 and for each of the two years in the period ended December 31, 2004 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the company's ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2002 and for the period from June 26, 1989 (inception) through December 31, 2002 (not separately presented) that are included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements for the year ended December 31, 2002 and for the period from June 26, 1989 (inception) through December 31, 2002 are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The financial statements of Biosyn, Inc. as of December 31, 2002 and 2003 and for each of the years in the two-year period ended December 31, 2003 incorporated in this Prospectus by reference to our Report on Form 8-K/A filed with the Commission on January 4, 2005 have been incorporated in reliance on the report of KPMG LLP, independent registered public accounting firm, also incorporated in this Prospectus by reference, upon the authority of said firm as experts in auditing and accounting.

CELLEGY PHARMACEUTICALS, INC.

5,050,543 Shares of Common Stock

PROSPECTUS

                                , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        As permitted by Section 145 of the Delaware General Corporation Law, Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  —
  for any breach of the director's duty of loyalty to Registrant or its stockholders;

  —
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

  —
  under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

  —
  for any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, Registrant's Bylaws provide that:

  —
  Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  —
  Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its bylaws or agreements to which it is a party;

  —
  Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  —
  the rights conferred in the Bylaws are not exclusive.

        Registrant has entered into Indemnity Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Restated Certificate and to provide additional procedural protections.

        Registrant maintains a directors and officers liability insurance policy.

        See also the undertakings set out in response to Item 17.

        Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

        The Registration Rights Agreement dated as of May 12, 2005, between the Registrant and the selling stockholders provides for cross indemnification of the selling stockholders, and of Registrant and its officers and directors, for certain liabilities under the Securities Act relating to this registration statement and otherwise.

ITEM 16. EXHIBITS.

        The following exhibits are filed herewith or incorporated by reference herein:

Exhibit No.	Description
4.01	Specimen Common Stock Certificate. (Incorporated herein by reference to Exhibit 4.1 to Registrant's Form 8A/A filed with the Commission on September 7, 2004)
4.02
Registrant's Amended and Restated Certificate of Incorporation. (Incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed with the Commission on September 3, 2004)
4.03	Registrant's Bylaws, as amended. (Incorporated herein by reference to Exhibit 3.2 to Registrant's Current Report on Form 8-K filed with the Commission on September 3, 2004)
4.04	Registration Rights Agreement dated as of May 12, 2005. (Incorporated by reference from Exhibit 10.2 to the Form 8-K filed on May 16, 2005)
4.05	Purchase Agreement dated as of May 12, 2005, (Incorporated by reference from Exhibit 10.1 to the Form 8-K filed on May 16, 2005)
4.06	Form of Series A Warrant. (Incorporated by reference from Exhibit 4.1 to the Form 8-K filed on May 16, 2005)
4.07	Form of Series B Warrant (Incorporated by reference from Exhibit 4.2 to the Form 8-K filed on May 16, 2005)
5.01	Opinion of Weintraub Genshlea Chediak Sproul, a law corporation.*
23.01	Consent of Weintraub Genshlea Chediak Sproul, a law corporation (included in Exhibit 5.01).*
23.02	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*
23.03	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*
23.04	Consent of KPMG LLP, Independent Auditors' Consent.*
24.01	Power of Attorney.*

*
Previously filed.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on July 6, 2005.

CELLEGY PHARMACEUTICALS, INC.
By:	/s/ RICHARD C. WILLIAMS Richard C. Williams Interim CEO

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:
/s/ RICHARD C. WILLIAMS Richard C. Williams	Interim Chief Executive Officer and a Director	July 6, 2005
Principal Financial Officer and Principal Accounting Officer:
/s/ ROBERT J. CASO Robert J. Caso	Vice President, Finance and Chief Financial Officer	July 6, 2005
Additional Directors:
* John Q. Adams, Sr.	Director	July 6, 2005
Tobi B. Klar, M.D.	Director	July , 2005
* Robert B. Rothermel	Director	July 6, 2005
* Thomas M. Steinberg	Director	July 6, 2005
*By:	/s/ ROBERT J. CASO Robert J. Caso, Pursuant to Power of Attorney

EXHIBIT INDEX

Exhibit No.	Description
4.01	Specimen Common Stock Certificate. (Incorporated herein by reference to Exhibit 4.1 to Registrant's Form 8A/A filed with the Commission on September 7, 2004)
4.02
Registrant's Amended and Restated Certificate of Incorporation. (Incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed with the Commission on September 3, 2004)
4.03	Registrant's Bylaws, as amended. (Incorporated herein by reference to Exhibit 3.2 to Registrant's Current Report on Form 8-K filed with the Commission on September 3, 2004)
4.04	Registration Rights Agreement dated as of May 12, 2005. (Incorporated by reference from Exhibit 10.2 to the Form 8-K filed on May 16, 2005)
4.05	Purchase Agreement dated as of May 12, 2005, (Incorporated by reference from Exhibit 10.1 to the Form 8-K filed on May 16, 2005)
4.06	Form of Series A Warrant. (Incorporated by reference from Exhibit 4.1 to the Form 8-K filed on May 16, 2005)
4.07	Form of Series B Warrant (Incorporated by reference from Exhibit 4.2 to the Form 8-K filed on May 16, 2005)
5.01	Opinion of Weintraub Genshlea Chediak Sproul, a law corporation.*
23.01	Consent of Weintraub Genshlea Chediak Sproul, a law corporation (included in Exhibit 5.01).*
23.02	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*
23.03	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.*
23.04	Consent of KPMG LLP, Independent Auditors' Consent*
24.01	Power of Attorney (see page II-5).*

*
Previously filed.

QuickLinks

TABLE OF CONTENTS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX